Exhibit 99.1

WAIVER AND RELEASE

This is a Waiver and Release (“Release”) between James D. Constantine (“Executive”) and Factory Card & Party Outlet Corp. (“Factory Card & Party Outlet”) and its subsidiaries (collectively with Factory Card & Party Outlet, the “Company”). The Company and the Executive agree that they have entered into this Release voluntarily, and that it is intended to be a legally binding commitment between them. The parties agree that their employment relationship is and has been “at will,” and that either has the right to end the employment relationship at any time, with or without notice or cause.

1.	In consideration for the promises made herein by the Executive, the Company hereby agrees as follows:

(a)	Severance Pay. The Company will pay to the Executive severance pay in the gross amount of $287,500, minus customary payroll deductions, pursuant to the Factory Card & Party Outlet Executive Severance Plan (the “Severance Plan”). This gross severance pay, minus customary payroll deductions, shall be made as follows: (i) $143,750 shall be paid on the first regular payroll day following the six month anniversary of the Effective Date (as defined in Section 2(h) below); and (ii) the remaining $143,750 shall be paid in equal installments payable over a period of six months, commencing with the first regular payroll day after the payment specified in clause (i) above, in accordance with the Company’s payroll practices. The period from the Effective Date through the final payment of severance pay pursuant to this Section 1(a) is sometimes referred to herein as the “Severance Period”. The Company will also pay Executive accrued but unused vacation pay in the amount of $37,596.16 representing (34) days of accrued but unused vacation.

(b)	Other Benefits. The Executive will be eligible to receive other benefits as described in the Severance Plan, including: (i) the bonus, if any, pursuant to Section 3.2(a)(ii) of the Severance Plan; (ii) participation in the health and life insurance benefit plans during the Severance Period pursuant to Section 3.3 of the Severance Plan; and (iii) outplacement counseling with an outplacement firm of the Company’s selection, for a period not to exceed six months after the Effective Date pursuant to the last sentence of Section 3.3 of the Severance Plan.

(c)	Equity Awards. All of the Executives’ equity awards granted under the Company’s equity plans or granted as contemplated by the Company’s Amended Plan of Reorganization, including stock option and restricted stock grants, shall become fully exercisable and vested as of the Effective Date. The Company further agrees that, notwithstanding anything to the contrary in the Company’s equity plans, the Executive will be permitted to exercise stock options that were granted to the Executive under such plans at anytime prior to 30 days following the severance payment made pursuant to clause (i) of Section 1(a) above.

(d)	Unemployment Compensation. The Company will not contest the decision of the appropriate regulatory commission regarding unemployment compensation that may be due to the Executive.

2.	In consideration for the Executive’s right to receive the severance pay and other benefits described in the Plan and this Release, Executive hereby agrees as follows:

(a)	Waiver. Executive and any person acting through or under the Executive hereby release, waive and forever discharge the Company, its past subsidiaries and its past and present affiliates, and their respective successors and assigns, and their respective present or past officers, trustees, directors, shareholders, employees and agents of each of them, from any and all claims, demands, actions, liabilities and other claims for relief and remuneration whatsoever (including without limitation attorneys’ fees and expenses), whether known or unknown, absolute, contingent or otherwise (each, a “Claim”), arising or which could have arisen up to and including the date of his execution of this Release, including without limitation those arising out of or relating to Executive’s employment or cessation and termination of employment, or any other written or oral agreement, any change in Executive’s employment status, any benefits or compensation, any tortious injury, breach of contract, wrongful discharge (including any Claim for constructive discharge), infliction of emotional distress, slander, libel or defamation of character, and any Claims arising under Title VII of the Civil Rights Act of 1964 (as amended by the Civil Rights Act of 1991), the Americans With Disabilities Act, the Rehabilitation Act of 1973, the Equal Pay Act, the Fair Labor Standards Act, the Older Workers Benefits Protection Act, the Age Discrimination in Employment Act, the Executive Retirement Income Security Act of 1974, or any other federal, state or local statute, law, ordinance, regulation, rule or executive order, any tort or contract claims, and any of the claims, matters and issues which could have been asserted by Executive against the Company or its subsidiaries and affiliates in any legal, administrative or other proceeding. Executive agrees that if any action is brought in his name before any court or administrative body, Executive will not accept any payment of monies in connection therewith.

(b)	Resignation. Executive agrees that, effective upon his signing of this Release, he hereby resigns from all of his positions as a director, officer and employee of the Company and from any positions as a committee member, trustee or administrator of any employee benefit plan or arrangement of the Company, including (without limitation) the 401(k) Committee, the Severance Committee and the Supplemental Incentive Savings Plan Committee.

(c)	Non-disparagement. Executive agrees that he will not, nor will he cause or assist any other person to, make any statement to a third party or take any action which is intended to or would reasonably have the effect of disparaging or harming the Company or the Company’s employees, officers and managers. The Company agrees that it will not make any statement to a third party or take any action which is intended to or would reasonably have the effect of disparaging or harming Executive.

(d)	Miscellaneous. Executive agrees that this Release specifies payment from the Company to himself, the total of which meets or exceeds any and all funds due him by the Company, and that he will not seek to obtain any additional funds from the Company with the exception of non-reimbursed business expenses. (This covenant does not preclude the Executive from seeking workers compensation, unemployment compensation, or benefit payments from Company’s insurance carriers that could be due him.)

(e)	Non-Competition, Non-Solicitation and Confidential Information.

(i)	No severance pay shall be paid during any period in which the Executive engages in a Competing Business (defined below) or in Solicitation (defined below) or after the Executive has disclosed Confidential Information (defined below), and in consideration of severance pay the Executive will not during the Severance Period engage in a Competing Business or in Solicitation or disclose Confidential Information.

(ii)	The prohibition on engaging in a Competing Business set forth in Section 2(e) of this Release shall mean participating, directly or indirectly, in any manner whatsoever including, without limitation, either individually, or in partnership, jointly or in conjunction with any person, firm or corporation, or as employee, principal, agent, director, officer, investor, lender, consultant or shareholder (other than by way of less than five percent (5%) ownership of stock in a publicly traded Company or limited partnership); provided, however, that such participation shall not include any activity engaged in with the prior written approval of the Compensation Committee of Factory Card & Party Outlet. For purposes of this Release, “Competing Business” shall mean any entity or business; (a) engaged in the operation of retail stores for the primary purpose of selling greeting cards, gift wrap and party supplies and which operates such retail stores in any market in which the Company is operating a retail store at the time of the executive’s termination of employment, or a market into which the Executive knows the Company is intending to enter; or (b) is engaged in the primary business of the manufacture and distribution of greeting cards, gift wrap and party supplies.

(iii)	For purposes of this Release, “Solicitation” shall mean recruiting, soliciting or inducing, directly or indirectly, any non-clerical employee or employees of the Company or any advisor or consultant to the Company to terminate their employment, or otherwise cease their relationship with the Company or hiring, retaining or assisting another person or entity to hire or retain any employee of the Company or any advisor or consultant to the Company or any person who within six (6) months before such Solicitation had been a non-clerical employee, advisor or consultant of the Company or any of its affiliates.

(iv)

The Company owns and has developed, and will develop, certain proprietary techniques and confidential information which have great value to its business (referred to for purposes of Section 2(e) of this Release as collectively as “Confidential Information”). Confidential Information includes not only information disclosed by the Company to the Executive, but also information developed or learned by the Executive during the course or as a result of employment with the Company, which information is the property of the Company. Confidential Information includes all information that has or could have commercial value or other utility in the business in which the Company is engaged or in any business in which the Executive is aware the Company is contemplating engaging, and all information of which the unauthorized disclosure could be detrimental to the interests of the Company, whether or not such information is specifically labeled as Confidential Information by the Company. By way of example and without limitation, Confidential Information includes any and all information developed, obtained or owned by the Company concerning trade secrets, techniques, know-how, business plans, strategies, forecasts, unpublished financial information, orders, agreements and other forms of documents, price and cost information, merchandising opportunities, expansion plans, store plans, budgets, projections, customer, supplier and subcontractor identities, characteristics and agreements, and salary, staffing and employment information. Notwithstanding the foregoing, Confidential Information shall not include any information which (a) was in the public domain at the time of receipt by the Executive or thereafter without breach or violation of Section 2(e) of this Release, or (b) was furnished the Executive by a third party lawfully entitled to do so and not known to the Executive to be bound by a confidentiality agreement to the Company. The Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any corporation, partnership, individual or other third party, other than in the course of the Executive’s assigned duties and for the benefit of the Company, any Confidential Information. In the event that the Participant is requested (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, the Participant agrees to notify the Company promptly of such request(s) and the documents requested thereby so that the Company may seek an appropriate protective order and/or waive in writing the Participant’s compliance with the provisions of this Release. It is further agreed that, if in the absence of a protective order or the receipt of a waiver hereunder the Participant is nonetheless, in the opinion of the Participant’s counsel, compelled to disclose such Confidential Information or else stand liable for contempt or suffer other censure or penalty from the tribunal or governmental or similar authority, the Participant may disclose such information without liability hereunder, provided, however, that the Participant shall give the Company written notice of the information to be so disclosed as far in advance of its disclosure as is practicable and shall use the Participant’s best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the information required to be disclosed as the Company designates. The Executive will not remove from the Company’s premises without its prior written consent any records, files, drawings, documents, equipment, materials and writings received from, created for or belonging to the Company, including those which relate to or contain Confidential Information, or any copies thereof. When employment with the Company terminates, the Executive will immediately deliver the same to the Company.

(v)	In the event the Executive violates any requirement of this Section 2(e) of this Release, the Company may, in addition to any other rights or remedies which the Company may have at law, in equity, or under this Release or any other agreement, recover immediately upon notice and demand all severance pay theretofore paid to the Executive.

(vi)	If any restriction set forth in this Release is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or over too broad a geographic area (as applicable), it shall be interpreted to extend over a maximum period of time, range of activities or geographic area to which it may be enforceable.

(vii)	Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of provision of Section 2(e) of this Release would be inadequate, and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, Executive acknowledges, consents and agrees that, in addition to any other rights or remedies which the Company may have at law, in equity or under this Release, upon adequate proof of violation of any provision of Section 2(e) of this Release, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage.

(f)	THE COMPANY AND THE EXECUTIVE AGREE THAT THE SEVERANCE PAY AND BENEFITS DESCRIBED IN THIS RELEASE AND THE SEVERANCE PLAN ARE CONTINGENT UPON THE EXECUTIVE SIGNING THIS RELEASE. The Executive understands and agrees that if he revokes this Release, that he will immediately refund to the Company any and all severance payments and other benefits he may have already received.

(g)	The waiver contained in Section 2(a) above does not apply to any Claims with respect to:

(i)	Any unreimbursed claims for medical services rendered on or before the date of execution of this Release in accordance with the terms of the applicable employee benefit plan,

(ii)	Any Claim under or based on a breach of this Release,

(iii)	Rights or Claims that may arise under the Age Discrimination in Employment Act after the date that Executive signs this Release,

(iv)	Any right to indemnification in accordance with the Company’s articles or by-laws.

(h)	Executive acknowledges that he has read and is voluntarily signing this Release. Executive also acknowledges that he is hereby advised to consult with an attorney, he has been given at least 21 days to consider this Release before the deadline for signing it, and he understands that he may revoke the Release within seven (7) days of signing it. This Release accordingly is not effective until the eighth (8) day after it is signed by Executive and the Company (the “Effective Date”).

BY SIGNING BELOW, BOTH THE COMPANY AND EXECUTIVE AGREE THAT THEY UNDERSTAND AND ACCEPT EACH PART OF THIS RELEASE.

November 25, 2005

/s/ James D. Constantine
James D. Constantine

FACTORY CARD & PARTY OUTLET CORP.

November 17, 2005

By:	/s/ Gary W. Rada
Gary W. Rada